Exhibit 10.34

Summary Description of Named Executive Officer
Oral At-Will Employment Agreement

With the exception of Ginger L. Graham, our Chief Executive Officer and Daniel M. Bradbury, our President and Chief Operating Officer with whom we have written employment agreements, we maintain oral at-will employment relationships with each of our named executive officers: Alain D. Baron, M.D.,  Mark G. Foletta, and Orville G. Kolterman, M.D. Each of these executive officers receives our normal and customary employment benefits, generally on the same terms as all of our employees. The benefits include the right to (i) participate in our 401(k) Plan and our Employee Stock Purchase Plan, and (ii) receive stock option grants under our Equity Incentive Plan and cash bonuses under our cash bonus plan. The cash bonus plan is called the Executive Cash Bonus Plan when it applies to those employees with the title of executive director or above. Each of these executive officers is also eligible, along with all of our employees holding the title of vice-president and above, to participate in our Deferred Compensation Plan and our Change in Control Employee Severance Benefit Plan. The Change in Control Plan provides each participant with certain benefits in the event such employee ceases employment with Amylin without cause or under certain specified circumstances and within 90 days prior to, or within 13 months following specified change of control transactions.  An eligible employee will receive continuation of salary for 18 months (24 months in the case of the president, chief executive officer or chief operating officer) in normal regular monthly installments and any bonus such employee would otherwise have received under our annual cash bonus plan.  We also have customary indemnification agreements with our officers, including these executive officers. In addition, the Compensation and Human Resources Committee of our Board of Directors reviews the salaries of our executive officers from time to time.  Ms. Graham’s annual salary is currently set at $565,000. Dr. Baron’s annual salary is currently set at $375,380, Mr. Bradbury’s annual salary is currently set at $480,000, Mr. Foletta’s annual salary is currently set at $315,000, and Dr. Kolterman’s annual salary is currently set at $375,380.